Exhibit 99.01

FOR IMMEDIATE RELEASE

Symantec and The Carlyle Group Plan to Close Acquisition of Veritas January 29, 2016

Mountain View, Calif. and Washington, DC –December 21, 2015 – Symantec Corp. (NASDAQ: SYMC) and The Carlyle Group (NASDAQ: CG) today announced that they expect to close Carlyle’s acquisition of Veritas on January 29, 2016, subject to the satisfaction of customary closing conditions. The closing was previously expected to take place on January 1, 2016.

Bill Coleman, who will become CEO of Veritas upon the close of the transaction, said, “The team at Carlyle and I continue to be very excited about Veritas, its strong brand and products, as well as its top-tier customer and partner base. We see in Veritas an incredible opportunity for value creation and look forward to working alongside the strong existing Veritas team.”

About Symantec

Symantec Corporation (NASDAQ: SYMC) is the global leader in cybersecurity. Operating one of the world’s largest cyber intelligence networks, we see more threats, and protect more customers from the next generation of attacks. We help companies, governments and individuals secure their most important data wherever it lives.

Symantec, the Symantec Logo and the Checkmark logo are trademarks or registered trademarks of Symantec Corporation or its affiliates in the U.S. and other countries. Other names may be trademarks of their respective owners.

About The Carlyle Group

The Carlyle Group (NASDAQ: CG) is a global alternative asset manager with $188 billion of assets under management across 126 funds and 160 fund of funds vehicles as of September 30, 2015. Carlyle’s purpose is to invest wisely and create value on behalf of its investors, many of whom are public pensions. Carlyle invests across four segments – Corporate Private Equity, Real Assets, Global Market Strategies and investment Solutions – in Africa, Asia, Australia, Europe, the Middle East, North America and South America. Carlyle has expertise in various industries, including: aerospace, defense & government services, consumer & retail, energy, financial services, healthcare, industrial, real estate, technology & business services, telecommunications & media and transportation. The Carlyle Group employs more than 1,700 people in 35 offices across six continents.

Forward-Looking Statements

This press release contains statements regarding the anticipated timing of the closing of Symantec’s sale of Veritas to The Carlyle Group, which may be considered forward-looking within the meaning of the U.S. federal securities laws. These statements are subject to known and unknown risks, uncertainties and other factors that may cause such timing to differ from that expressed or implied in this press release. Such risk factors include the risk of continued satisfaction of the closing conditions set forth in the definitive agreement for the transaction, and the risk that the transaction may not be completed when expected. We assume no obligation, and do not intend, to update these forward-looking statements as a result of future events or developments.

Contacts:

Symantec

For Media

Kristen Batch, 503-516-6297

kristen_batch@symantec.com

For Investors

Jonathan Doros, 650-527-5523

jonathan_doros@symantec.com

The Carlyle Group

Liz Gill, 202-729-5385

Elizabeth.gill@carlyle.com